Exhibit 99.1


  Cascade Bancorp (Oregon) Announces 15% Sequential Earnings Gain for Second
                                 Quarter 2004

    BEND, Ore., July 13 /PRNewswire-FirstCall/ --

     Highlights For The Second Quarter 2004

     * Earnings: Net Income of $3.9 million with Earnings per Share (diluted) at $.23, up 15.4% sequentially from $0.20 in the preceding quarter; a result of higher net interest income driven by strong loan and deposit growth.
     * Organic Loan and Deposit production in new markets: In just three quarters of operation, the combined Portland and Southern Oregon de Novo branches have generated $111 million in loans and $58 million in deposits, representing 15% of total company loans and 8% of deposits (excludes acquisition related increases).
     * Loan Growth: Total Loans up $69.7 million or 41.7% (annualized) from the preceding quarter including new market loan growth of $40.2 million during the quarter. Compared to a year ago, loans are higher by $188.8 million or 34.4%.
     * Deposit Growth: Total deposits increased by $52.3 million or 29.4% (annualized) from the preceding quarter including $24.4 million generated in new markets. Compared to the year ago quarter, deposits were higher by $168.6 million or 28.2%.
     * Positive Credit Quality: Loan portfolio credit quality continued strong with delinquencies only .04% of total loans; net charge-offs at .16% (annualized).

    FINANCIAL PERFORMANCE:
    Cascade Bancorp (Nasdaq: CACB) announced Earnings Per Share (diluted) of $0.23 for the second quarter of 2004, up from $0.20 from the immediately preceding quarter. This 15% sequential gain is the result of higher interest income generated by strong loan and deposit growth. "Last year's strategic investments in new geographic markets are quickly approaching break-even," observed Patricia L. Moss, Chief Executive Officer. "Southern Oregon is already making a positive contribution. Additionally, the Portland office is ahead of expectations and may reach break-even by year end, several quarters ahead of plan. Our long-term objective is to generate incremental earnings from new markets that augment the historically strong growth of our core Central Oregon market."
    Net Income for the quarter ended June 30, 2004 was $3.9 million or 15% ahead of the $3.4 million recorded in the preceding quarter, and was 8.3% above the year-ago quarter -- prior to the expansion into new markets. The current quarter was benefited by a positive valuation adjustment to Mortgage Servicing Rights of $.01 per share. Return on equity was 20.5% and return on assets was 1.89% for the second quarter of 2004.

    NEW MARKET INITIATIVES - SOUTHERN OREGON AND PORTLAND UPDATE:
    Financial results in new market operations are ahead of schedule at this time. Combined loan totals in the Company's new markets stood at $146.9 million at June 30, 2004 while combined deposits were over $99.4 million. These amounts include $35.9 million and $41.9 million of loans and deposits, respectively, which were acquired on January 1st with the acquisition of Community Bank of Grants Pass.
    Progress in Portland was highlighted by growth in business deposit relationships in tandem with strong loan originations. Portland deposits already fund more than 70% of loans generated in that market. "We are especially pleased that our focused efforts to bring high-value deposit services to Portland business and professional customers have also contributed to funding stability and margins for the Company." said Karen Fornshell, SVP Professional Banking Manager.
    The Medford main office (Southern Oregon) achieved financial breakeven in its third full quarter of operation, well ahead of the typical target of six to eight quarters. Meanwhile a second Grants Pass branch will open in the coming quarter along with a business banking office in nearby Ashland. "We will continue to aggressively expand our branch network in Southern Oregon to enhance visibility and customer convenience in this fast-growth region" said regional EVP William H. Haden. The Company is deploying a "community banking" strategy in the Southern Oregon market, similar to its successful approach in Central Oregon.
    Continued success in new markets is dependent upon achievement of loan and deposit growth goals, credit quality, revenue generation and other factors. The financial impact of new market start-ups (incremental revenue less direct operating expense) was reduced to a net cost of ($0.01) per share in the current quarter, compared to ($0.02) per share in the immediately preceding quarter.

    LOAN GROWTH AND CREDIT QUALITY:
    At June 30, 2004, total loans had grown to $738.3 million, up 34.4% compared to a year ago. Loan growth was $69.7 million for the quarter; a 41.7% annualized sequential increase from the prior quarter. Central Oregon's sequential loan growth was $15.9 million or 14.2% annualized, while the new Portland and Southern Oregon markets contributed $40.2 million to this quarter's loan growth.
    The Company's loan credit quality profile remained positive with delinquent loans greater than 30 days past due at only .04% of total loans, while net loan charge-offs for the quarter were $0.3 million or only .16% (annualized) of total loans, consistent with recent quarters. The Reserve for Loan Losses at quarter end stood at a prudent 1.48% of total loans, an appropriate level under current circumstances and prevailing economic conditions.

    DEPOSIT GROWTH:
    At June 30, 2004, deposits were $765.7 million, up 28.2% or $168.6 million from a year ago. The Grants Pass acquisition accounted for $41.9 million of the increase. The Company's core Central Oregon deposit totals were up $80.5 million or 16.0% compared to a year ago, and were 23.6% (annualized) higher than the preceding quarter with the pick up in seasonal building and tourism activity.

    NET INTEREST MARGIN:
    The Company reported its second quarter net interest margin (NIM) of 5.72%, comparable to the first quarter of 2004 but down from 6.36% a year ago. This year-long trend to a lower margin is primarily the result of a historically low interest rate environment causing a compression of loan yields against an already low cost of funds. In addition, the success of the Company's multi-year objective of growing its floating rate loan portfolio has lowered notional yields. In this regard, over the past 10 quarters, floating rate loans have increased from 32% to 41% of total loans, while the portion of fixed rate loans has declined from 31% to 16%. Periodically adjustable loans (typically 3 to 5 year re-pricing) have increased from 37% to 43%. The net interest margin will likely range between 5.65% to 5.90% over the next 12 to 18 months assuming interest rates follow the financial markets expected gradual path to modestly higher rates. Please see cautionary "Forward Looking

Statements" below as well as the Company's Form 10K annual report for further information on interest rate risk.

    NON-INTEREST INCOME AND EXPENSE:
    Non-Interest Income for the quarter was up a modest $.2 million or 5.9% compared to the same period a year ago, as higher service fee income was offset by the ongoing decline in mortgage revenues. Service fee income increased 10.6% compared to the year ago quarter. The increase is primarily as a result of higher volumes of customer banking transactions and utilization of overdraft protection products.
    The headwind of higher interest rates has caused residential mortgage activity and revenue to decline from the record-setting pace of 2003. The Company originated $44.1 million in residential mortgages during the quarter ended June 30, 2004, compared to $79.4 million for the year ago quarter and $32.9 million for the immediately preceding quarter. As expected, declining volumes and narrower margins have caused mortgage revenue to fall as a percent of total revenue. For the current quarter, mortgage revenue was 5.8% of the Company's pretax revenue compared to 7.4% a year ago. This equates to a contribution of about $.02 per share in the current quarter, comparable to the preceding quarter and down from $.03 for the year ago period. Note that mortgage related revenues for the current quarter include a positive mortgage servicing rights (MSR) valuation adjustment of $.3 million (pre-tax) or about $.01 per share. Depending on the future path of interest rates, the Company expects modestly lower mortgage originations and related revenue over the course of the next few quarters.
    As noted above, in the current quarter the Company recovered the remaining balance of previously recorded MSR impairment, bringing MSR book value to $4.8 million. Generally accepted accounting principles call for MSR to be carried at the lower of amortized cost (book value) or fair (market) value. As of June 30, 2004, the fair value estimate of MSR improved to approximately $5.7 million, well above its book value. Fair value of MSR is estimated at 1.13% of serviced mortgages, up markedly from 0.94%, at March 31, 2004, and 0.87% a year ago. At June 30, 2004, the Company serviced approximately 4,200 mortgage loans on behalf of its customers, totaling over $500 million.
    Second quarter 2004 Non-Interest Expense was 25.2% or $1.5 million above the year ago quarter -- a period before the Company began its expansion into the Southern Oregon and Portland markets. The overall expense increase is primarily attributable to increased staffing costs from expanding into new markets. About 75% of the year-over-year expense increase is attributable to incremental costs incurred in these new markets (including expenses related to the operations of Community Bank of Grants Pass). Excluding costs incurred in new markets, the Company's core expenses were approximately 6.4% higher than a year ago.

    BUSINESS STRATEGY:
    Cascade Bancorp (headquartered in Bend, Oregon) and its principal subsidiary, Bank of the Cascades, have a business strategy that focuses on delivering the best in community banking for the financial well being of customers and shareholders. The Bank was recently ranked among the top performing banks in the nation by Independent Community Bankers of America and US Banker Magazine. In addition, The Seattle Times named Cascade Bancorp in the top 10 of the annual Northwest 100 ranking of all publicly traded companies in the Pacific Northwest and Oregon Business magazine ranked it in the Top 10 "Best Companies to Work For." The Bank implements its' strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades is the market share leader in one of the fastest growing regions in the Northwest, offering full-service community banking including trust and investment services. The Bank has a total of 19 branches, with 12 throughout Central Oregon, four in the Salem/Keizer area, two in Southern Oregon and one business banking office in Portland. The Bank plans to open an additional Southern Oregon location in Grants Pass in July 2004. For further information on the Company, please visit our web site at http://www.botc.com.

    FORWARD LOOKING STATEMENTS
    This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations. For a discussion of factors, which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA's safe harbor provisions.

     CASCADE BANCORP
     Selected Consolidated Financial Highlights
     (In thousands, except share data and ratios; unaudited)
                                              2nd Qtr      2nd Qtr        %
    Balance Sheet Data (at period end)         2004         2003        Change
      Investment securities                   $37,439      $29,167      28.4%
      Loans, gross                            738,252      549,498      34.4%
      Total assets                            874,955      685,653      27.6%
      Total deposits                          765,672      597,053      28.2%
         Non-interest bearing deposits        310,447      227,515      36.5%
         Core Deposits (1)                    746,121      579,652      28.7%
      Total shareholders' equity               79,045       56,518      39.9%
    Income Statement Data
      Interest income                         $11,981      $10,134      18.2%
      Interest expense                          1,057        1,005       5.2%
      Net interest income                      10,924        9,129      19.7%
      Loan loss provision                         900          700      28.6%
      Net interest income after loan loss
       provision                               10,024        8,429      18.9%
      Noninterest income                        3,481        3,287       5.9%
      Noninterest expense                       7,254        5,796      25.2%
      Income before income taxes                6,251        5,920       5.6%
      Provision for income taxes                2,323        2,297       1.1%
      Net income                               $3,928       $3,623       8.4%
    Share Data (2)
      Basic earnings per common share           $0.24        $0.23       4.0%
      Diluted earnings per common share         $0.23        $0.22       3.5%
      Book value per common share               $4.73        $3.59      31.8%
      Tangible book value per common
       share (3)                                $4.31        $3.59      20.1%
      Cash dividends declared per common
       share                                    $0.06        $0.06      -6.3%
      Ratio of dividends declared to net
       income                                  25.02%       27.76%      -9.9%
      Basic Average shares outstanding         16,377       15,716       4.2%
      Fully Diluted average shares
       outstanding                             16,977       16,203       4.8%
    Key Ratios
      Return on average total
       shareholders' equity (book)             20.45%       26.77%     -23.6%
      Return on average total
       shareholders' equity (tangible) (3)     22.49%       26.77%     -16.0%
      Return on average total assets            1.89%        2.36%     -20.1%
      Net interest spread                       5.37%        5.91%      -9.1%
      Net interest margin                       5.72%        6.36%     -10.1%
      Total revenue (net int inc + non
       int inc)                               $14,405      $12,416      16.0%
      Efficiency ratio (4)                     50.36%       46.68%       7.9%
    Asset Quality Ratios
      Loan loss reserve                        10,918        8,389      30.1%
      Reserve to ending total loans             1.48%        1.53%      -3.3%
      Non-performing assets (5)                   323        1,611     -80.0%
      Non-performing assets to total assets     0.04%        0.23%     -83.9%
      Delinquent >30 days to total loans        0.04%        0.06%     -33.3%
      Net Charge off's                            291          274       6.2%
      Net loan charge-offs (annualized)         0.16%        0.20%     -20.0%
    Mortgage Activity
      Mortgage Originations                   $44,145      $79,352     -44.4%
      Total Servicing Portfolio (sold
       loans)                                $508,203     $495,472       2.6%
      Capitalized Mortgage Servicing
       Rights (MSR's)                          $4,844       $3,973      21.9%
    Capital Ratios
      Average shareholders' equity to
       average assets                           9.22%        8.80%       4.8%
      Leverage ratio (6) (Est Q2-04)            8.52%        8.96%      -4.9%
      Total risk-based capital ratio (6)
       (Est Q2-04)                             10.58%       10.98%      -3.6%

     Notes:

     (1) Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.
     (2)  Adjusted to reflect a five-for-four stock split declared in March
          2004.
     (3) Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to acquisition of Community Bank of Grants Pass.
     (4) Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).
     (5) Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
     (6)  Computed in accordance with FRB and FDIC guidelines.

     Total Shares Outstanding as of 6/30/04:             16,700,297

SOURCE  Cascade Bancorp
    -0-                             07/13/2004
    /CONTACT:  Gregory D. Newton, EVP, Chief Financial Officer,
+1-541-617-3526, or Patricia L. Moss, President & Chief Executive Officer, +1-541-385-6205, both of Cascade Bancorp/
    /Web site:  http://www.botc.com /
    (CACB)

CO:  Cascade Bancorp
ST:  Oregon
IN:  FIN
SU:  ERN